UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2022 (August 8, 2022)

HOLLEY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39599	87-1727560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Russellville Road, Bowling Green, KY	42101
(Address of principal executive offices)	(Zip Code)

(270) 782-2900
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HLLY	New York Stock Exchange
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	HLLY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2022, Holley Inc. (the “Company”) announced that the Company’s Chief Financial Officer, Dominic Bardos, has resigned, effective September 30, 2022 (“Separation Date”), to pursue another opportunity and for personal reasons. Mr. Bardos will remain in his current position to assist with the transition of his responsibilities until the Separation Date. Mr. Bardos’s decision to resign from the Company was not the result of any disagreement relating to the Company’s strategy, operations, policies, or practices.

The Company has begun a search for its next Chief Financial Officer and has retained the executive search firm Crist|Kolder Associates to assist with the process. Stephen Trussell, the Company’s current Vice President of Finance, will serve as interim Chief Financial Officer, effective upon Mr. Bardos’s departure. During the period when Mr. Trussell is serving as interim Chief Financial Officer, his annual base salary will be increased to $346,000.

Mr. Trussell, (54), has been with Holley since 2003. He currently serves as Vice President of Finance, and previously served as Corporate Controller for Holley Intermediate. He has over 30 years of accounting experience across multiple industries, including retail, restaurant, manufacturing, and financial services. Prior to joining Holley, he was a senior manager at KPMG, where he spent 12 years with KPMG in its audit group. Mr. Trussell earned a Bachelor’s degree in Accounting from Virginia Tech University.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLEY INC.

	By:	/s/ Thomas W. Tomlinson
		Name:	Thomas W. Tomlinson
Date: August 11, 2022		Title:	Chief Executive Officer